Exhibit 107

Calculation of Filing Fee Table

S-8

(Form Type)

Olink Holding AB (publ)

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule(3)	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)
Equity	Common Shares, quota value approx. SEK 2.431906612411793 per share	Other	594,403	$17.91	$10,645,757.73	0.0000927	$986.86
Total Offering Amounts					$10,645,757.73		$986.86
Total Fee Offsets							$0.00
Net Fee Due							$986.86

(1)	These common shares of Olink Holding AB (publ) (the “Registrant”), quota value approx. SEK 2.431906612411793 per share (the “Common Shares”), being registered hereby may be represented in the form of the Registrant’s American Depositary Shares (“ADSs”). Each ADS represents one Common Share. ADSs issuable upon deposit of the Common Shares registered hereby were registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-254427).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional common shares that become issuable under the Registrant’s Amended and Restated 2021 Incentive Award Plan by reason of any dividend, share split or other similar transaction.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are calculated using the average of the $18.27 (high) and $17.55 (low) prices of the Registrant’s Common Shares as reported on the Nasdaq Stock Market on March 31, 2022, which date is within five business days prior to filing this Registration Statement.
(4)	Rounded up to the nearest penny.